                                                                    Exhibit 99.1


SEPTEMBER 22, 2003

               Atrix Laboratories Presents a Company Update at the
                  UBS Warburg Global Life Sciences Conference


Fort Collins, CO (September 22, 2003) -- Atrix Laboratories, Inc. (NASDAQ NM:
ATRX) today announced that it will be presenting at the UBS Warburg Global Life Sciences Conference in New York. At the conference, the company will be discussing Atrix's prospects, opportunities, and challenges, including the financial challenges related to the goal of breaking even for 2003.

Atrix will present on September 22, 2003 at 1:00 p.m. EDT. There will be a live webcast of the presentation from the conference. The webcast will be accessible through a link posted on the Atrix website at www.atrixlabs.com. The presentation will also be available for replay on Atrix's website for a limited period of time after the conference.

At the conference, the company will provide an update on Eligard(R) (leuprolide acetate for injectable suspension) prostate cancer products. While the monthly sales of Eligard in the third quarter demonstrate growth, the second expansion of the sales force by Atrix's licensee, Sanofi-Synthelabo, has apparently created some disequilibrium. Additionally, Eligard's therapeutic category has been dominated by a single product for many years and numerous factors can affect the speed of adoption and ultimate market penetration. Accordingly, Atrix has offered additional financial support designed to promote increased awareness of Eligard. The company considers this a long-term investment in the success of Eligard.

In addition, the company will update the progress of the Eligard(R) 45mg six-month prostate cancer product. To date, the data suggests patients are achieving low mean testosterone levels with no apparent breakthroughs. The New Drug Application (NDA) for this product is on track to be submitted to the U.S. Food and Drug Administration (FDA) early in 2004.

The company will be discussing the status of its Atrisone(TM) (5% dapsone) topical gel product. Atrix will report the successful completion of a long-term safety study in 340 patients.

Additionally, the company will discuss the status of the Phase III efficacy trials for acne, which are expected to be complete by late 2003 with NDA submission in mid-2004. In part due to the suggestion of the FDA, Atrix and Fujisawa Healthcare Inc., Atrix's licensee for Atrisone, have agreed to perform additional preclinical work to strengthen the NDA submission for Atrisone while maintaining the same target date for NDA submission.

Finally, the company will review the status of the abbreviated new drug application (ANDA) for a generic topical dermatology products. The company will comment on the first ANDA to be approved by the company and also discuss the product that was not approved several weeks ago. The company has evaluated the non-approval letter and continues to believe that the product met the regulatory requirements to prove bioequivalence. Therefore, the company has decided to appeal the decision to the FDA. While there can be no assurance that the FDA will reverse its previous decision, the company believes that it has grounds supporting its position that it has proved bioequivalence. The company expects increased inventory reserves and anticipates incurring additional legal fees. Atrix remains enthusiastic about this program. The company anticipates further generic approvals and is continuing to add resources to develop additional generic topical products.

The company believes the aforementioned matters and other items could impact 2003 results by up to $5 million. The company believes the expenses mentioned herein are all necessary for the long-term growth of the company but will increase the challenges of meeting the company's goal of breaking even for 2003.

Atrix Laboratories, Inc. is an emerging specialty pharmaceutical company focused on advanced drug delivery. With five unique patented technologies, Atrix is currently developing a diverse portfolio of proprietary products, including oncology, pain management, and dermatology products. The company also partners with large pharmaceutical and biotechnology companies to apply its proprietary technologies to new chemical entities or to extend the patent life of existing products.

Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995 including statements about the following topics: the company's expectations for Eligard, Atrisone and the generic topical products, the company's expectation that Atrix's licensees will be able to successfully market these product; the risk that the NDAs for

Eligard 45mg and Atrisone will be submitted to the FDA in early 2004 and mid-2004 respectively, the risk that the FDA may not approve Eligard 45mg, Atrisone for acne or additional generic topical products, and uncertainty as to whether the non-approved generic topical will be approved by the FDA. Other risks include the company's expectation that the matters and other items mentioned in the press release could impact the company's 2003 results and may result in the company not being able to achieve its goal to breakeven in 2003. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, product demand, pricing, market acceptance, changing economic conditions, risks in product and technology development, the effect of the company's accounting policies. These and other factors are described in more detail in the company's Annual Report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the company's control. The statements in this press release are made as of today, based on information currently known to management, and the company disclaims any duty to update such statements. Eligard is a registered trademark of Sanofi-Synthelabo, Inc.

                                  # # #

COMPANY CONTACT:
Danette R.M. Meyer, Ph.D. (Dmeyer@atrixlab.com)
Director of Investor Relations
ATRIX LABORATORIES, INC.
(970) 482-5868